Exhibit 10.3

ASSET PURCHASE AGREEMENT

between

Continental Commercial Products, LLC,

Centrex Plastics, LLC

T.R. Plastics, LLC

and

Terrence L. Reinhart

Dated as of April 7, 2015

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 7, 2015, by and among Continental Commercial Products, LLC, a Delaware limited liability company (the “Purchaser”), Centrex Plastics, LLC, an Ohio limited liability company (“Centrex”), T.R. Plastics, LLC, an Ohio limited liability company (“TR Plastics”, and together with Centrex, the “Company”), and Terrence L. Reinhart, a resident of the State of Ohio (the “Member”).  The Purchaser, the Company and the Member will individually be referred to as a “Party” and collectively as the “Parties.”

A.                  Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.

B.                 The Parties hereto desire to enter into this Agreement pursuant to which the Purchaser will acquire from the Company, and the Company will sell to the Purchaser, substantially all of the Company’s assets and business operations related to, used in or necessary for the Business (as defined below), and the Company, the Member and the Purchaser shall provide certain representations, warranties and indemnities, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.  CERTAIN INTERPRETIVE MATTERS.

1.1                 Certain Interpretive Matters.

1.1.1        Unless the context requires otherwise, (a) the terms “including” and “includes” mean “including or includes without limitation,” (b) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (c) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time, (d) the information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, and (e) each of the Schedules and the disclosures therein will apply and consist of disclosures only to the corresponding section or subsection of this Agreement.

1.1.2           No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

1.1.3           All references to the “knowledge of the Company” or to words of similar import will be deemed to be references to the actual knowledge of the Knowledge Persons, and such knowledge that would reasonably be expected to be known by such Knowledge Persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry, including (without limitation) of the other personnel and records of each Company and their Affiliates.

II.  PURCHASE AND SALE; CLOSING.

2.1                Acquired Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall accept, purchase, acquire and take assignment and delivery of, all right, title and interest in, to and under all of the Company’s assets, business and goodwill of every kind and description, personal, tangible and intangible, whether or not carried or reflected on the books and records of the Company, wherever located and by whomever possessed, relating to, used in, or necessary for, the Business (collectively, the “Acquired Assets”) free and clear of all Liens (except for Permitted Liens), except for the Excluded Assets.  The Acquired Assets include, without limitation, the following:

(a)            all of the Inventories, all of which are set forth on Schedule 2.1(a);

(b)           all of Company’s right, title and interest under the Contracts relating to, used in, or necessary for, the Business, each of which is set forth on Schedule 2.1(b) (the “Assumed Contracts”), including, without limitation, any right to receive the benefit of all obligations thereunder, and the right to receive payment or goods and services thereunder, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder;

(c)            all Licenses issued to or in the name of the Company relating to, used in or necessary for the Business, to the extent transferrable;

(d)           all data and records relating to, used in or necessary for the Business, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, the Menards vendor number and other similar documents and, subject to legal requirements, copies of all personnel records;

(e)            all Intellectual Property Rights relating to, used in or necessary for the Business, including trademarks, copyrights, trade names, service marks, service names, patents and all registrations and pending applications therefore, and all goodwill related thereto, all of which are set forth on Schedule 2.1(e);

(f)             all other intangible property rights of the Company relating to, used in or necessary for the Business;

(g)           all computer equipment and devices, furniture, fixtures, equipment, machinery, tools, office equipment, supplies and other tangible personal property relating to, used in or necessary for the Business, all of which are set forth on Schedule 2.1(g);

(h)           all of the Accounts Receivable set forth on Schedule 2.1(h) hereto;

(i)              all rights of the Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not excluded under Section 2.2 and that relate to, are used in or are necessary for the Business;

(j)             all claims of the Company against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, all of which are set forth on Schedule 2.1(j);

(k)            all customer and supplier relationships of the Company relating to, used in or necessary for the Business; and

(l)             all of the Company’s other assets, goodwill and rights of every kind, nature and description (whether tangible or intangible, wherever located and whether or not reflected on the books and records of the Company) relating to, used in or necessary for the Business.

Notwithstanding the foregoing, the transfer of Acquired Assets pursuant to this Agreement shall not include the assumption of any liability related to the Acquired Assets unless the Purchaser expressly assumes that liability pursuant to Section 2.3.

2.2                 Excluded Assets.  The following assets of the Company (collectively, the “Excluded Assets”) shall be retained by the Company, and are not part of the sale and purchase contemplated hereunder, and not being sold or assigned to the Purchaser hereunder:

(a)            all assets, properties, rights, interests, other intangible rights, claims and causes of action not relating to, used in or necessary for the Business;

(b)           the Company Real Property;

(c)            any equity interest in the Company, all minute books, equity transfer books, and other documents relating to the organization, maintenance, capitalization, and existence of the Company as a limited liability company;

(d)           all claims and rights of the Company under this Agreement and any Ancillary Agreement and the transactions contemplated hereby or thereby;

(e)            all Tax Returns of the Company and related work papers and correspondence;

(f)             all rights and interests of the Company under all leases, licenses, Contracts, and other agreements that are not Assumed Contracts;

(g)           all rights to claims, demands, lawsuits, judgments, and causes of action of any nature (including cross claims, counterclaims, contribution claims, and indemnification claims) and all rights of set-off, affirmative defenses, and rights of indemnification against any claims that are instituted against the Company (and not against the Purchaser or any of its Affiliates) by third parties relating to the Excluded Assets or Retained Liabilities;

(h)           all other assets, properties, rights, interests, other intangible rights, claims and causes of action arising out of or relating to the Excluded Assets or Retained Liabilities;

(i)             all cash, cash equivalents, certificates of deposit, commercial paper, letter of credit, and marketable securities owned by the Company; and

(j)             such other assets of the Company specifically listed on Schedule 2.2(j) of the Disclosure Schedule attached hereto.

2.3                 Assumed Liabilities.  The Purchaser shall assume the Accounts Payable listed on Schedule 2.3 to the extent that their value equals the combined value of the Accounts Receivable plus the Inventory. As part of the consideration for the Acquired Assets, subject to Section 2.4, from and after the Closing, the Parties acknowledge and agree that the Purchaser shall assume and agree to pay, perform and discharge the obligations of the Company which accrue after the Closing Date with respect to (i) all liabilities set forth on Schedule 2.3, (ii) all obligations of the Company under the Assumed Contracts, but only to the extent such liability (A) arises after the Closing, (B) does not arise from any breach by the Company of any such Assumed Contract, (C) is not required to be performed on or prior to the Closing Date, and (D) does not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of such Assumed Contract; (iii) all obligations under the Licenses, in each case to the extent legally assigned to the Purchaser; and (iv) any other obligations arising out of or relating to the operation of the Business or the ownership or operation of the Acquired Assets after the Closing Date (collectively, the “Assumed Liabilities”).

2.4                No Other Liabilities Assumed.  Notwithstanding anything in this Agreement to the contrary (i) Purchaser shall not assume, and in no event shall be deemed to have assumed, any liability of the Company whatsoever (collectively, the “Retained Liabilities”), other than as specifically set forth in Section 2.3, and (ii) the obligations of the Company pursuant to this section shall survive the Closing Date and the transactions contemplated by this Agreement.  To the extent the Purchaser pays or satisfies any Retained Liabilities, the Company shall reimburse the Purchaser promptly upon request and shall indemnify the Purchaser for any costs associated with such payment or satisfaction.

2.5                 Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at the offices of DLA Piper LLP (US), 1201 West Peachtree Street, Atlanta, GA 30309 at 10:00 A.M. Eastern Time or via electronic exchange, on the second Business Day, following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII, or on such other date and at such other place agreed to by the Purchaser and the Company (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

2.6                Transaction Consideration.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Company will transfer, assign and surrender to the Purchaser all of the Acquired Assets, (b) the Purchaser will assume all of the Assumed Liabilities, and (c) the Purchaser shall pay to the Company Twenty-Three Million Eight Hundred Fifty-Five Thousand Two Hundred Dollars ($23,855,200.00), the “Transaction Consideration”).

2.7                 Closing Payments.  At the Closing, the Purchaser shall pay the Transaction Consideration as follows (the “Closing Payments”):

(a)            the Escrow Amount deposited by wire transfer of immediately available funds into the Escrow Account established pursuant to the terms of the Escrow Agreement; and

(b)           the balance to the Company in cash by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Company prior to the Closing.

2.8                 [Reserved.]

2.9                 [Reserved.]

2.10              Cabinet Payment.

 2.10.1       Cabinet Payment.  The Company currently produces a cabinet line of products in its Findlay, Ohio facility and a tote line of products in its Tiffin, Ohio facility. The tote line will be moved to the Findlay facility and the cabinet line will be moved to the Tiffin facility on or before July 1, 2015. The Company will be eligible to receive additional consideration as set forth below (“Cabinet Payment”) based on $2.3 million plus 22% of the average amount by which the Cabinet Line Sales recognized by the Purchaser over two (2) years following July 1, 2015 exceeds the Baseline Sales.  The Cabinet Payment will be established as follows:

(a)            2.5 times the product of (A) the amount by which Cabinet Line Sales for the twelve (12) months following July 1, 2015 exceeds the Baseline Sales, times (B) 22%;

(b)            2.5 times the product of (A) amount by which the Cabinet Line Sales for the second twelve (12) months following July 1, 2015 exceeds the Baseline Sales, times (B) 22%; and

(c)            the average of (a) and (b) above, plus $2.3 million.

2.10.2        Cabinet Payment Statement.  Purchaser, following July 1, 2015, shall provide to the Company a monthly report on the cabinet line production and shipments. Within sixty (60) days after each of the two following twelve (12) month periods thereafter, Purchaser shall deliver to the Company’s Representative a statement setting forth the amount of the Cabinet Line Sales for that period (each, a “Statement”).  The Statement shall be prepared in accordance with the definition of Cabinet Line Sales.  For purposes of complying with the terms set forth in this Section 2.10, each Party shall cooperate with and make available to the other Parties, their respective Representatives, and the Chicago office of BDO Seidman or, if such firm declines the representation, a nationally recognized accounting firm mutually agreed on by the Company’s Representative and the Purchaser (the accounting firm ultimately chosen, the  (“Accounting Referee”), all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of each Statement and the resolution of any disputes thereunder.

2.10.3        Statement Review.  If the Company’s Representative believes that a Statement is inaccurate or was not properly prepared in accordance with Section 2.10.2, the Company’s Representative shall so notify the Purchaser no later than fourteen (14) days after the Company’s Representative’s receipt thereof, setting forth in such notice its objections to such Statement with particularity and the specific changes which the Company’s Representative claims are required to be made in order to conform such Statement to the terms of Section 2.10.2.

2.10.4        Statement Dispute Resolution.  If the Company’s Representative timely notifies the Purchaser of an objection to a Statement in accordance with Section 2.10.3, the Purchaser and the Company’s Representative shall negotiate in good faith in an effort to resolve any dispute.  If the Parties are unable to resolve such dispute through good faith negotiations within fifteen (15) days after the Company’s Representative delivery of such notice of objection, then the Company’s Representative and the Purchaser shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the Accounting Referee.  The Accounting Referee shall determine and report in writing to the Company’s Representative and the Purchaser as to the resolution of all disputed matters and the effect of such determinations on such Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the Parties and upon which a judgment may be entered by a court of competent jurisdiction.  The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Company, on the one hand, and the Purchaser, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee.

2.10.5        Final Statement.  The final amount owed by Purchaser to the Company shall become final, binding and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following (the “Final Statement”):

(a)            the mutual acceptance by the Company’s Representative and the Purchaser of both Statements, with such changes thereto, if any, as may be proposed by the Company’s Representative and consented to by the Purchaser;

(b)            the expiration of fourteen (14) days after the Company’s receipt of both Statements, without timely written objection by the Company in accordance with Section 2.10.3; or

(c)            the delivery to the Company’s Representative and the Purchaser by the Accounting Referee of the report of its determination of all disputed matters with respect to both Statements submitted to the Accounting Referee pursuant to Section 2.10.4.

2.10.6        Payment of Cabinet Payments.  Cabinet Payments, if earned, shall be paid by Purchaser to the Company in the following manner:

(a)            payments shall be established as set forth in (b), (c), and (d) below and be amortized over three (3) years and paid quarterly (every three (3) months);

(b)           the first payments will commence no later than forty-five (45) days after the end of the first twelve (12) months following July 1, 2015, and shall be based on the calculation set forth in Section 2.10.1(a) plus $766,666.66;

(c)            payment owed at the end of the second twelve (12) month period following July 1, 2015 will be established at the end of the second twelve (12) month period based on the calculation set forth in Section 2.10.1(b) plus $766,666.66; and

(d)           at the end of the second twelve (12) month period an average will be determined based on the two twelve (12) month periods and the calculation set forth in Section 2.10.1(c), which shall represent the total Cabinet Payment (the Purchaser shall receive credit for Cabinet Payments previously made).  For purposes of clarification, in no event shall the aggregate Cabinet Payments be less than $2,300,000.

The Purchaser shall not be required to pay, and the Company shall not be entitled to receive, any Cabinet Payment if the Cabinet Payment owed is less than zero.  If the Purchaser paid the Company in accordance with this Section 2.10.6 and the actual aggregate Cabinet Payment owed is less than the amount paid by the Purchaser for Cabinet Payments, the Company shall, no later than three (3) Business Days after the Final Statement for the Cabinet Payment is calculated, pay to the Purchaser the amount the Purchaser paid the Company in excess of the amount owed.  For Tax purposes, any payment under Section 2.10 shall be treated as an adjustment to the Transaction Consideration.

2.11             Allocation of the Transaction Consideration.  After the Closing, each of the Parties agrees to cooperate in the preparation of a schedule reflecting the allocation of the Transaction Consideration for the Acquired Assets as set forth on Schedule 2.11.  Such allocation is intended to comply with the requirements of Section 1060 of the Code.  The Company and the Purchaser hereby covenant and agree to cooperate in the preparation and filing of an IRS Form 8594 with its Tax Returns consistent with such allocation.  The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any Tax, including the calculation of gain, loss and basis with reference to the allocation made pursuant to this Section 2.11.  The Parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.

2.12              Proceedings.  Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.13            Disclosure Schedule.  The Company has prepared and delivered to the Purchaser, as of the date of this Agreement, a disclosure schedule (the “Disclosure Schedule”), setting forth, among other things, certain information that, to the extent and as provided in this Agreement or the Disclosure Schedule, qualifies certain representations and warranties of the Company made in this Agreement in accordance with the terms of this Agreement, including Section 1.1.1(d) and (e).

III.  REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company and the Member, jointly and severally, represent and warrant to the Purchaser as follows:

3.1                 Existence and Qualification.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Ohio.  The Company has the requisite corporate power and authority and all Licenses, consents, and approvals required to carry on the Business as presently conducted.  The Company is duly qualified or licensed to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required.  The Company is not in violation of any provision of its governing or Organizational Documents.

3.2               Authorization; Enforceability.  The Company has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which the Company or the Member is or will be a party.  This Agreement and each Ancillary Agreement to which the Company is or will be a party has been duly authorized, executed and delivered by the Company or the Member, respectively.  This Agreement and each Ancillary Agreement to which the Company or the Member is or will be a party has been or will be duly authorized, executed and delivered by the Company or the Member, respectively, and once executed, will constitute, a legal, valid and binding agreement of the Company or the Member, respectively, enforceable against the Company or the Member, respectively, in accordance with their respective terms.

3.3                 Non-Contravention; Consents; Restrictive Documents.

3.3.1            Except as disclosed on Schedule 3.3.1, the execution, delivery and performance by the Company and the Member of this Agreement and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party, did not and will not (a) violate the governing or Organizational Documents of the Company, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to, any court or other Person (including filings, consents, or approvals required under any Licenses of the Company or any Licenses, leases, franchises, contracts, or other agreements to which the Company or the Member is or will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Company, or to a loss of any benefit to which the Company is entitled, under any agreement or other instrument binding upon or providing rights to the Company, or any License, or other similar authorization held by the Company, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any Acquired Asset or other asset of the Company.

3.3.2            Except as disclosed on Schedule 3.3.2, the Company is not subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, License, instrument, Law, Order, or any other restriction of any kind or character, that (a) has had or would reasonably be expected to have a Material Adverse Effect, (b) would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Company with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which the Company is, as contemplated by this Agreement, to become a party, or the continued operation of the Business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated or (c) would restrict the ability of the Company to acquire any property or assets, market, sell, or otherwise distribute products or merchandise, or provide its services or conduct the Business in any area.

3.4                 Capitalization.

3.4.1          The authorized and outstanding membership interests (“Membership Interests”) of the Company are duly authorized, validly issued and fully paid and are lawfully owned of record and beneficially held by the Member in such amounts as disclosed on Schedule 3.4.1, free and clear of any Liens.  Except as disclosed on Schedule 3.4.1, the Membership Interests are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, pledge, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.

3.4.2          The Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, membership interests, or other securities of any Person.

3.5                 Financial Statements; Company’s Books.

3.5.1          The Company has delivered to the Purchaser the Financial Statements, copies of which are attached as Schedule 3.5.1.  The Financial Statements (i) have been prepared in accordance with GAAP, (ii) are correct and complete in all material respects, (iii) reflect the consistent application of accounting principles throughout the periods involved, (iv) except where inconsistent with GAAP, have been prepared using the same accounting principles and practices as the Company has used historically, (v) are derived from and accurately reflect the books and records (including the general ledgers) of the Company, and (vi) other than adjustments made in the Ordinary Course which are not reflected on any Financial Statements that have not been audited, fairly present the consolidated financial position of the Company at the dates thereof and the results of the operations and cash flows of the Company for the periods indicated.  Except as disclosed on Schedule 3.5.1, no financial statements of any Person other than the Company is required by GAAP to be included in the financial statements of the Company.  The Company has also made available to the Purchaser true and complete copies of material letters and similar written correspondence of any kind from the Company’s accountants to the Company during the thirty-six (36) months preceding the execution of this Agreement, together with true and complete copies of all responses thereto.

3.5.2          The books of account and other financial records of the Business have been made available to the Purchaser and are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with applicable legal and accounting requirements and sound business practices.  The Company has never identified or been made aware of any fraud that involves the Business, its management or other employees or any claim or allegation regarding any of the foregoing, and the Company has not received any written notice from its independent accountants regarding any of the foregoing.

3.6                 No Undisclosed Liabilities.  There are no liabilities or obligations of the Company related to the Business or facts or circumstances that could give rise to liabilities of the Company related to the Business, whether known or unknown, accrued, contingent, absolute, determined, determinable, or otherwise, whether due or to become due (collectively “Liabilities”), other than (a) Liabilities specifically disclosed on Schedule 3.6, (b) immaterial Liabilities incurred in the Ordinary Course, and (c) other Liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement.

3.7                Interested Transactions.  Schedule 3.7 contains a complete list of (i) all amounts and obligations owed between any director, officer, employee, Member or any of their Affiliates, on the one hand, and the Company, on the other hand, and (ii) transactions and services provided since December 31, 2011 between any director, officer, employee, Member or any of their Affiliates, on the one hand, and the Company, on the other hand, that relate to the Business.  Except as disclosed on Schedule 3.7, since December 31, 2014, there has not been any accrual of liability or incurrence of an obligation by the Company to the Member or any of its Affiliates or between the Company and the Member or any of its Affiliates or any action taken (other than this Agreement) or any payment of dividends or other payments of cash or property by the Company to the Member or any of its Affiliates, or the incurrence of any legal or financial obligation to any such Person.

3.8                Tax Matters.

3.8.1           All Tax Returns required to be filed by the Company have been duly and timely filed.  The Company has paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Any unpaid Taxes of the Company with respect to the Acquired Assets did not, as of December 31, 2014, exceed the accruals and reserves for Taxes set forth on the Balance Sheet.

3.8.2          There are no Tax claims, audits or proceedings pending or, to the knowledge of Company, threatened against the Company.  There are no rulings, subpoenas or requests for information pending with respect to the Company with any Governmental Authority.  There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax.

3.8.3          The Company has properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to the Member, employee, creditor, independent contractor, or other third party.  Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Plans.

3.8.4          All material elections with respect to Taxes affecting the Company have been disclosed to the Purchaser.

3.8.5          There are no Liens for Taxes upon any of the Acquired Assets of the Company, other than Permitted Liens.

3.9                Absence of Certain Changes.  Except as disclosed on Schedule 3.9 or as contemplated by this Agreement, the Company has conducted its business in the Ordinary Course and has not:

(a)            amended or modified its governing or Organizational Documents;

(b)           (i) outside the Ordinary Course, changed any salaries or other compensation of, or paid any bonuses to, any director, manager, officer, or Business Employee, as applicable, or entered into any employment, severance, or similar agreement with any director, manager, officer, or Business Employee, (ii) granted or paid any severance or termination pay to any former officer, director, manager, or employee of the Company used in the Business, or (iii) adopted, amended or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan or policy;

(c)           outside the Ordinary Course, entered into, modified, amended, extended or terminated, or waived, released, or assigned any rights or claims under, any Material Contract or materially changed any business practice;

(d)           with respect to any Acquired Asset, incurred, assumed, or guaranteed any Indebtedness or granted any Lien other than a Permitted Lien;

(e)            made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, or made, changed, revoked or modified any material Tax election;

(f)            directly or indirectly sold, leased, licensed, abandoned, mortgaged or otherwise encumbered or subjected to any Lien (other than a Permitted Lien) or otherwise disposed in whole or in part any of its material properties, assets or rights or any interest therein except in the Ordinary Course;

(g)           (i) written-off as uncollectible any notes or Accounts Receivable except write-offs in the Ordinary Course charged to reserves, (ii) written-off, written-up, or written-down any other material asset of the Company, or (iii) altered the customary time periods for collection of Accounts Receivable or payments of Accounts Payable;

(h)            with respect to the Business, paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any action for Damages, in each case in excess of $25,000 individually or $50,000 in the aggregate, or commenced any lawsuit related to the Business for Damages in excess of $25,000 individually or $50,000 in the aggregate, other than the payment, discharge, or satisfaction of liabilities incurred in the Ordinary Course;

(i)            with respect to the Business (i) entered into any compromise or settlement of, or taken any other action with respect to, any litigation, action, suit, claim, proceeding, or investigation, or (ii) waived, canceled, sold, or otherwise disposed of, for less than the face amount thereof, any claim or right it has against others;

(j)             incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto relating to the Business;

(k)            caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Business or the Acquired Assets;

(l)             suffered any adverse change in its business, operations, or financial condition or become aware of any event which may result in any such adverse change;

(m)          directly or indirectly acquired or agreed to acquire any assets that are material to the Business; or

(n)           committed, agreed to, or contracted to do any of the foregoing.

3.10              Contracts.

3.10.1        Except (i) for this Agreement and the Ancillary Agreements, (ii) as disclosed on Schedule 3.10.1, and (iii) for any oral agreements that were entered into in the Ordinary Course in connection with the employment of Business Employees and contractors of the Company that provide services to or on behalf of the Business (which oral agreements are terminable by the Company at will without the payment of any severance, penalty or other amount), the Company is not a party to or bound by any of the following agreements (whether written or oral):

(a)            any partnership, joint venture, or other similar Contract or arrangement relating to, used in or necessary for the Business, or any Contract relating to the acquisition or disposition of the Business (whether by merger, sale of stock, sale of assets, or otherwise);

(b)           any Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any Acquired Asset);

(c)           any Contract that limits the Company or the Business from marketing, selling, or otherwise distributing or providing any products or services of the Business in any geographic area, or from competing in any line of business or geographic area or with any Person;

(d)           any Contract or arrangement relating to, used in, or necessary for, the Business with (i) the Member or any of its Affiliates, (ii) any Person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of the Member’s Affiliates, (iii) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by the Member or any of its Affiliates or (iv) any director, manager or officer of the Company or with any “associate” or the Member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer;

(e)           any management service, consulting, or any other similar type of Contract relating to, used in or necessary for the Business;

(f)            any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company relating to, used in or necessary for the Business other than in the Ordinary Course;

(g)           any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan relating to, used in or necessary for the Business;

(h)           any Contract relating to, used in or necessary for the Business involving payments by or to the Company of more than $10,000 in any 12-month period;

(i)             any Contract under which another party thereto is one of the ten (10) largest customers, if any, and ten (10) largest suppliers, of the Business, as measured by the dollar amount of sales or purchases thereby during the fiscal year ended immediately prior to the date of this Agreement;

(j)             any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling and distribution of the products and services of the Business;

(k)            any material license or similar Contract relating to, used in or necessary for the Business;

(l)             any Contract, the termination of which or the failure of which to be renewed, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)          any leases of Company Real Property or material personal property relating to, used in or necessary for the Business;

(n)           any Contract related to the Business with any labor organization;

(o)           any Contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Business;

(p)           any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, compliance by the Member with the terms, conditions, and provisions of this Agreement and the Ancillary Agreements (to which the Member is or will be a party), or the continued operation of the Business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated;

(q)           any Contract relating to, used in or necessary for the Business pursuant to which the Company (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property Right (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (ii) is restricted in its right to use or register any Intellectual Property Rights, or (iii) permits or agrees to permit any other Person to use, enforce, or register any Company owned, used, or held, Intellectual Property Rights, including any license agreements, coexistence agreements, and covenants not to sue related to such Intellectual Property Rights;

(r)             any Contract that provides any customer of the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business, including, without limitation, contracts containing what are generally referred to as “most favored nation” provisions; or

(s)            any other Contract relating to, used in or necessary for the Business not made in the Ordinary Course.

3.10.2        Each Contract disclosed on Schedule 2.1(b) (Assumed Contracts) and Schedule 3.10.1 or any other schedule to this Agreement or required to be disclosed thereon (each a “Material Contract”) is a valid and binding Contract of the Company and, to the Company’s knowledge, is in full force and effect and not subject to any claims, charges, setoffs or defenses, and neither the Company nor any of its Affiliates nor, any other party thereto, is in default or breach under the terms of any such Material Contract.  There is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) that, with the giving of notice or the passage of time, could become a default or event of default under any such Material Contract by any of the parties thereto.  The Company has delivered to the Purchaser true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts (other than any oral Contracts that were entered into in the Ordinary Course in connection with the employment of the Company’s employees and are terminable by the Company at will without the payment of any severance, penalty or other amount).  Since December 31, 2012, the Company has not received any notice (a) alleging breach of any Material Contract, (b) terminating or threatening to terminate any Material Contract or (c) of intent not to renew a Material Contract.

3.11             Litigation.  Except as disclosed on Schedule 3.11, there is no action, suit, investigation, arbitration, or administrative or other proceeding pending or threatened against the Company or the Member relating to or otherwise affecting the Business or any of the Acquired Assets, and to the knowledge of the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for any of the foregoing.  The Company has delivered to the Purchaser true, correct and complete copies of all pleadings, correspondence and other documents relating to each proceeding disclosed on Schedule 3.11 and each settlement or similar agreement entered into by the Company or the Member (i) during the three (3) year period prior to the date of this Agreement or (ii) with respect to which any material obligation of any party thereto is outstanding as of the date of this Agreement.  Neither the Company, the Member, nor the Business is subject to or bound by any Order that would prevent or otherwise interfere with the ability of the Company or the Member to consummate the transactions contemplated by this Agreement or that would otherwise affect the Business or any of the Acquired Assets.  None of the items described in Schedule 3.11, singly or in the aggregate, if pursued and/or resulting in a judgment or decision against the Company, would have a Material Adverse Effect or would result in the creation of a material Liability against the Company or the Member.

3.12              Compliance with Laws; Licenses.

3.12.1        Except as disclosed on Schedule 3.12.1, the Company is not and has not been in violation of any applicable Law or Order, nor does the Company have knowledge of the issuance or proposed issuance of, any notice by any Governmental Authority of any violation or any alleged violation of any Law or Order relating to the Business.

3.12.2        Schedule 3.12.2 sets forth a list of each License held by the Company or issued and held in respect of the Company, or required to be so issued and held, to carry on the Business as currently conducted.  Except as disclosed on Schedule 3.12.2, each License disclosed on Schedule 3.12.2 is held by the Company and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.  The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default or violation under, any License held by the Company.

3.13              Properties; Sufficiency of Assets.

3.13.1        The Company does not own and has not owned any Company Real Property relating to, used in or necessary for the Business except as set forth on Schedule 3.13.1 (the “Owned Real Property”).  Schedule 3.13.1 sets forth a list of all Company Real Property leased or otherwise used by the Company in connection with the Business (the “Leased Real Property”).  All leases of Leased Real Property are valid, binding, and enforceable in accordance with their respective terms against the Company and against each other party thereto, and the Company is a tenant or possessor in good standing thereunder and all rents currently due under such leases have been paid.  There does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.  The Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all such Leased Real Property and to the public street systems for all usual street, road and utility purposes.  Neither the Company nor has the Member received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and to the knowledge of the Company, no such proceeding has been threatened or commenced.

3.13.2        Schedule 3.13.2 sets forth a list of all tangible personal property (including equipment) necessary for the conduct of the Business and indicates whether each item of tangible personal property is owned or leased.  The Acquired Assets constitute all of the assets relating to, used in or necessary for, the Business and are sufficient to conduct the Business as presently conducted.  The Company has good and marketable title to all of the Acquired Assets, in each case, free and clear of all Liens except for Permitted Liens.  Except pursuant to this Agreement, the Company is not a party to any contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of the Company.  All tangible personal property owned or leased by the Company and set forth on Schedule 3.13.2 is in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the Business as presently conducted.  The Company Real Property to be leased to the Purchaser pursuant to the Real Property Lease (including, without limitation, all water, gas, electrical, and HVAC systems) is in good repair and operating condition in all material respects in light of the age and use thereof, ordinary wear and tear excepted, and constitutes all real property, buildings and other improvements necessary for the Company to conduct the Business as currently conducted.  To the knowledge of the Company, no person or improvement is encroaching upon any of the Company Real Property, and none of the activities of the Company on the Company Real Property or any of the improvements thereon are encroaching upon the property of others or easements or rights‑of‑way in favor of others.

3.14             Accounts Receivable; Accounts Payable.

3.14.1        The Accounts Receivable outstanding on the date hereof do, and the Accounts Receivable outstanding on the Closing Date will, represent sales actually made or services actually performed or to be performed in the Ordinary Course in bona fide, arms‑length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves.  All Accounts Receivables have been fully collected or may be fully collected without offset or counterclaim, in the aggregate face amounts thereof.  The Company’s reserves for Accounts Receivable have been and will be adequate and determined in accordance with its accounting principles.  No claims of rights of setoff exist that would exceed such reserves.  The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable.  On the Closing Date and prior to the Closing, the Company will have delivered to the Purchaser a complete and accurate list of all Accounts Receivable as of the Closing Date, which list will set forth the aging of such Accounts Receivable.  The Company has complete and correct copies of all instruments, documents and agreements evidencing all of its Accounts Receivable and of all instruments, documents or agreements creating security therefor, if any.

3.14.2        On the Closing Date and prior to the Closing, the Company will have delivered to the Purchaser a complete and accurate list of all Accounts Payable as of the Closing Date, which will set forth the aging of such Accounts Payable.  The Company has complete and correct copies of all instruments, documents and agreements evidencing all of its Accounts Payable and the terms thereof.  Since January 1, 2014 the Company has not altered the customary time periods for payments of Accounts Payable.

3.15             Inventories.  All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value or on the accounting records of the Company as of the Closing Date, as the case may be.  The Company is not in possession of any inventory related to the Business not owned by the Company, including goods already sold.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.  On the Closing Date and prior to the Closing, the Company will have delivered to the Purchaser a complete and accurate list of all Inventories as of the Closing Date.

3.16              Intellectual Property.

3.16.1        Schedule 3.16.1(a) sets forth a complete and correct list of all of the Company’s (i) issued patents and patent applications, (ii) domain names and registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) rights in material software and all documentation, including user manuals and training material, related thereto, which is owned by the Company in any jurisdiction in the world and relates to, is used in or is necessary for the Business (the “Company Owned Intellectual Property”).  Schedule 3.16.1(b) sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, as to which the Company is a party and which relates to, is used in or is necessary for the Business, including the identity of all parties thereto other than licenses and shrink wrap licenses for commercial off-the-shelf software products (the “Company Licensed Intellectual Property”).

3.16.2       The Company owns or has valid and legally enforceable rights to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property Rights necessary to conduct the Business as currently conducted or as proposed to be conducted without any conflict with or infringement or misappropriation of any rights or property of third parties.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of such Intellectual Property Rights.

3.16.3        (i) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement, or misappropriation of the Intellectual Property Rights or other proprietary rights of the Company relating to, used in, or necessary for, the Business, nor (ii) is there, any valid basis for any claim of infringement or misappropriation, from any third party of the Intellectual Property Rights or other proprietary rights relating to, used in, or necessary for, the Business of any third party against the Company.

3.16.4        Except as disclosed on Schedule 3.16.4:

(a)            neither the Company’s use of any Intellectual Property Rights relating to, used in, or necessary for, the Business, nor the conduct of the Business as currently conducted or as conducted in the past, infringed or infringes any Intellectual Property Rights or other proprietary rights of any other Person;

(b)           to the knowledge of the Company, no Person is infringing on, misappropriating, or using on an unauthorized basis, and the Company has no knowledge of any facts, circumstances or conditions that a reasonable person would conclude provide a valid basis for any such claim that any Person is infringing on, misappropriating, or using on an unauthorized basis, any Intellectual Property Rights owned, used or held for use by the Company relating to, used in, or necessary for, the Business, or that any Person is considering or threatening such a claim;

(c)            no Intellectual Property Right of the Company is subject to any outstanding Order, stipulation, or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person;

(d)           the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right relating to, used in, or necessary for, the Business;

(e)            all developers, creators, inventors, and authors of Intellectual Property Rights owned, used or held for use by the Company relating to, used in, or necessary for, the Business (other than the Company Licensed Intellectual Property), who were not employees of the Company at the time of the development, creation, invention, or authorship of such Intellectual Property Rights have assigned in writing all of their rights, title, and interest to such Intellectual Property Rights to the Company;

(f)            any Intellectual Property Rights developed, created, invented, or authored by individuals who were employed by the Company at the time of such development, creation, invention, or authorship is the sole property of the Company, and no such employee has any rights, title, or interest in such Intellectual Property Rights.  All employees of the Company have executed and delivered to the Company an agreement prohibiting disclosure of the Company’s confidential and proprietary information;

(g)            in connection with the use of the Intellectual Property Rights by the Company relating to, used in, or necessary for, the Business, the Company does not owe to any other Person any fee, royalty, or other payment as a result of the use of such Intellectual Property Rights;

(h)            the Company has not entered into any license or other Contract pursuant to which the Company has granted to any other Person the right to use any Intellectual Property relating to, used in, or necessary for, the Business;

(i)              the Business is not using, and it will not be necessary for the Business to use, (i) any inventions or other Intellectual Property Rights of any of past or present employees or contractors of the Company made prior to or outside the scope of their employment by the Company, or (ii) any confidential information or trade secrets of any former employer of any such Person;

(j)             there are no actions that must be taken within sixty (60) days following the Closing Date that, if not taken, would result in the loss of any Intellectual Property Rights relating to, used in, or necessary for, the Business, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Intellectual Property Rights relating to, used in, or necessary for, the Business; and

(k)            the Company has taken necessary, appropriate or commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property Rights and confidential and proprietary information relating to, used in, or necessary for, the Business that is not otherwise disclosed in published patents or patent applications or registered copyrights.

3.17              Environmental Matters.

3.17.1        The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws.

3.17.2        There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or the Company Real Property.

3.17.3        To the knowledge of the Company, there is no underground storage tanks or sumps, landfills, surface impoundments, or other units for the treatment, storage or disposal of, nor have there been any releases of, Hazardous Substances, at, on, in, or under any Company Real Property, nor, to the knowledge of the Company, has there been any releases by the Company of Hazardous Substances or petroleum constituents onto adjacent property.

3.17.4        Neither the Company nor the Company Real Property to be leased to the Purchaser pursuant to the Real Property Lease is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean‑up, nor has the Company received any notice as a potentially responsible party under Environmental Law.

3.17.5        There are no Environmental Permits relating to, used in or necessary for the Business that are nontransferable or require consent, notification, or other action to remain in full force and effect following the consummation of the transactions contemplated hereby.

3.17.6        The Company does not have any liability or obligation, and has not entered into an agreement or consent order assuming any liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by the Company or any other Person).

3.17.7        The Company has delivered to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, tests, reviews, or other analyses by or on behalf of the Company or that are available to the Company.

3.18              Plans and Material Documents.

3.18.1        Schedule 3.18.1 sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, with respect to which the Company, or any ERISA Affiliate of the Company, has any obligation or liability to contribute or that are maintained, contributed to or sponsored by the Company or any such ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company used in or that otherwise provided any services to or on behalf of the Business (collectively, the “Plans”) during the six year period immediately preceding the Closing.  With respect to each Plan, the Company has delivered or made available to the Purchaser a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan.  Other than the Plans, neither the Company, nor any ERISA Affiliate of the Company, has made any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract, or scheme or to modify any Plan, other than as required by Law.

3.18.2        Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and the Company and each ERISA Affiliate of the Company has satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan.  No action, suit, claim, or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course) and no fact or event exists that could give rise to any such action, suit, or claim.

3.18.3        All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

3.18.4        There has been no amendment to, interpretation of, or announcement (whether or not written) by the Company or any ERISA Affiliate of the Company relating to, or change in employee participation or coverage under, any Plan, singly or in the aggregate, that would increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement.  Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Company or any ERISA Affiliate of the Company (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

3.18.5        Except as set forth on Schedule 3.18.5, no employee or former employee of the Company or any ERISA Affiliate of the Company, is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  The consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements will not result in any modification to the service credits accrued by any employee or former employee under any of the Plans and no payment, deemed payment, or any other benefit under any Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

3.18.6        The Company is not a party to any Contract or arrangement with a Business Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

3.18.7        The Company has not had, within the six (6) years preceding the date of this Agreement, any ERISA Affiliates other than as set forth on Schedule 3.18.7.

3.19              Interests in Counterparties and Others.  Except as disclosed on Schedule 3.19, no Member and no other officer, director or manager of the Company or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Business, including any counterparty to any Material Contract.  No Member, officer, director or manager of the Company or any of their respective Affiliates has directly or indirectly offered or solicited any payment or other benefit that the Company considers or reasonably should consider to be improper in order to promote sales or help, procure, or maintain good relations with any seller to, or supplier, lessor, lessee, licensor, competitor, or potential competitor of the Business, including any counterparty to any Material Contract.

3.20             Relationships; Employee Compensation.

3.20.1       To the knowledge of the Company, the relationships of the Company with the lessors, suppliers, customers, vendors, and employees of the Business are good commercial working relationships.  Except as disclosed on Schedule 3.20.1, none of the lessors, suppliers, or vendors of the Business has canceled, terminated, or otherwise materially altered in writing or notified the Company in writing of any intention, or otherwise threatened, to cancel, terminate, or materially alter its relationship with the Company effective prior to, as of, or within one year after, the Closing.  There has not been, and the Company has no reason to believe that there will be, any change in relations with lessors, suppliers or vendors of the Business as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  The Company has not been notified by any Business Employee or contractor of the Company that provides services to or on behalf of the Business that such employee or contractor intends to terminate his or her employment or engagement as a result of the transactions contemplated by this Agreement.

3.20.2        Schedule 3.20.2 lists all employees of the Company used in or necessary for, or that otherwise provides any services to, the Business (the “Business Employees”), and each such employee’s current annual salary and bonus and, where applicable, a description of the extent to which such Business Employee does not provide services exclusively to the Business.

3.20.3        Except for the agreements specifically set forth on Schedule 3.20.3, no Member or Business Employee is a party to, or is otherwise bound by, any Contract, including any employment agreement or any confidentiality, non-competition, or proprietary rights Contract, between the Member or Business Employee and any other Person that in any way adversely affects or will affect (a) the performance of his duties as a Member or Business Employee, or (b) the ability of the Business to be conducted consistent with past practice following the Closing Date.

3.21             Other Employment Matters.  Except as disclosed on Schedule 3.21, (a) the Company is in compliance with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment, including all minimum wage and overtime Laws and wage payment Laws, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights or benefits Laws, has not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws, and has not, and is not, engaged in any unfair labor practice, (b) there is no unfair labor practice charge or complaint or labor arbitration proceeding pending against the Company, (c) during the past five (5) years, there have been no and there currently are no labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or threatened against or involving the Company, (d) the Company is not a party to any collective bargaining agreement and no collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor union organization is currently being negotiated by the Company, (e) the Company has not breached a collective bargaining agreement, (f) no representation question exists respecting Business Employees, and (g) no claim regarding or on behalf of any Business Employee or related to any employment practice of the Company has been asserted and is currently pending or threatened, against the Company.  All Business Employees and agents and contractors of the Company that provide services to or on behalf of the Business are legally authorized to be employed and to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States.  The Company has properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all Business Employees and agents and contractors of the Company that provide services to or on behalf of the Business including the Form I-9. The Company has not received any notice from any Governmental Authority that the Company is in violation of any Law pertaining to immigration control or that any current, former employee, agent or contractor of the Company is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Company’s knowledge threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

3.22             Workers’ Compensation/OSHA.

3.22.1        The Company has provided the Purchaser with all inspection reports issued under OSHA or any other occupational health and safety legislation that relate to the Business.  Except as disclosed on Schedule 3.22.1, there are no outstanding inspection orders or any pending or, to the knowledge of the Company, threatened charges under OSHA or any other applicable occupational health and safety legislation related to the Business.  Except as disclosed on Schedule 3.22.1, there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation.  Except as disclosed on Schedule 3.22.1, the Company has complied in all material respects with any Orders relating to the Business issued to the Company under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders related to the Business that are currently outstanding.

3.22.2        Except as disclosed on Schedule 3.22.2, there is not pending against the Company any workers’ compensation claims related to any Business Employees and, to the knowledge of the Company, there are no facts that could reasonably be expected to give rise to such a claim or complaint.  Except as disclosed on Schedule 3.22.2, the Company has not received any notice of a citation, penalty, or assessment from any agency with responsibility for workers’ compensation or occupational safety and health.  The Company is in material compliance with all Laws respecting worker’s compensation.

3.23              No Indebtedness.  Except as disclosed on Schedule 3.23, the Company does not have any Indebtedness.

3.24              Customers and Suppliers.

3.24.1        Schedule 3.24.1 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Business, as measured by the dollar amount of payments to or purchases therefrom, during fiscal year 2014, showing purchases by and payments to the Business from and to each such supplier and customer during such periods.  Since December 31, 2012, no customer or supplier listed on Schedule 3.24.1 has terminated its relationship with the Company or materially changed the pricing, other than pricing fluctuations in commodities in the Ordinary Course and annual price increases in the Ordinary Course, or materially changed the other terms of its business with the Company and no such customer or supplier has notified the Company, and the Company has no knowledge, that it intends to terminate or materially change the pricing or materially change the other terms of its business with the Company, other than pricing fluctuations in commodities in the Ordinary Course or annual price increases in the Ordinary Course.

3.24.2        Except as set forth in Schedule 3.24.2, there exists no condition or state of facts or circumstances known to the Company involving customers or suppliers of or to the Business which would reasonably be expected to have a Material Adverse Effect.

3.25             Warranties.  Except as set forth on Schedule 3.25, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from:  (i) services rendered by the Company in connection with the Business during periods through and including the Closing Date, or (ii) the operation of the Business during the period through and including the Closing Date.  All services rendered by the Company in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties that may create liability for Damages (and the Company has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for Damages in connection therewith, except as set forth on Schedule 3.25.  No services provided by the Company in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale set forth on Schedule 3.25.

3.26             Absence of Certain Business Practices.  Except as disclosed on Schedule 3.26, neither the Company, nor, to the knowledge of the Company, any officer, director, manager, employee, independent contractor, or any Person acting on behalf of the Company has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Company has done business directly or indirectly in violation of any applicable Law, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) in violation of any applicable Law.  Neither the Company, nor, to the knowledge of the Company, any officer, director, manager, employee, independent contractor or any Person acting on behalf of the Company has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Company’s funds or been reimbursed from the Company’s funds for any such payment, or is aware that any other Person associated with or acting on behalf of the Company have engaged in any such activities.

3.27              Products; Product Liability.  The Company has never offered or agreed to any warranty on the products related to the Business (the “Products”).  There are no pending claims alleging that any Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Authority.  There are no pending notices of recall (written or oral) with regard to any Product.  The Company has not received any claim alleging that, as a result of the actions or negligence of the Company, a Product is defective or otherwise fails to meet any applicable product warranty.  No Product packaged, warehoused, marketed, distributed or sold by the Company in the last three (3) years contains defects or otherwise fails to meet any applicable product warranty except for standard warranty claims that have been or may be made in the Ordinary Course which are not in the aggregate material to the Business.

3.28              Finders’ Fees.  Except as set forth on Schedule 3.28, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company, the Member or any of their respective Affiliates, who might be entitled to any fee or commission paid by the Company or the Member in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.  All amounts disclosed on Schedule 3.28 and all obligations of the Company to each investment banker, broker, finder or other intermediary named thereon (including all indemnification obligations of the Company to any such investment banker, broker, finder or other intermediary) shall be paid solely by the Company.

3.29              Solvency.  The Company is not insolvent and will not be rendered insolvent by any of the transactions contemplated in this Agreement.  As used in this Section, “insolvent” means that the sum of the Company’s debts and other probable Liabilities does not and will not exceed the present fair saleable value of the Company’s assets.

3.30              Full Disclosure.  The representations and warranties of the Member and the Company contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a known material fact or omit to state a known material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  Neither the Member nor the Company has withheld from or failed to disclose to the Purchaser any data, documents, or other information that could reasonably be expected to affect the Member or the Company’s ability to perform their respective obligations under this Agreement and the Ancillary Agreements, or the ability of the Business to be conducted in the Ordinary Course.

IV.  REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

4.1                Organization.  The Purchaser is duly formed, validly existing, and in good standing as a limited liability company under the Laws of the State of Delaware.  The Purchaser has the requisite limited liability company power and authority and any Licenses, consents and approvals required to acquire, purchase and own the Acquired Assets and operate the Business.  The Purchaser is not in violation of any provision of its Organizational Documents.

4.2               Authorization; Enforceability.  The Purchaser’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s capacity, power and authority and have been duly authorized by all necessary third party action.  The Purchaser has all requisite capacity, power and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party.  This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been or will be duly executed and delivered by the Purchaser, and once executed, will constitute, a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

4.3                Non‑Contravention.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party did not and will not (a) violate the governing or Organizational Documents of the Purchaser or any of the Purchaser’s subsidiaries, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, approvals required under any Licenses, or any leases, franchises, contracts, or other filings, consents or approvals required under any Licenses, or any leases, franchises, contracts or other agreements to which the Purchaser will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Purchaser, or to a loss of any benefit to which the Purchaser is entitled, under any material Contract or any material Permit or (e) result in the creation or imposition of any Lien on any material assets of the Purchaser.

4.4                Finders’ Fees.  There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.
V.  CERTAIN COVENANTS

5.1                 No Liens.  At or prior to the Closing, the Company shall, and the Member shall cause the Company to, terminate all Liens on or against any Acquired Assets, other than the Permitted Liens.  At Closing, or any time after the Closing, the Purchaser and its lenders, attorneys and other designees are hereby irrevocably authorized to file any and all appropriate financing statement termination statements and partial releases with respect to the Acquired Assets.

5.2                 Further Assurances.  From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

5.3                 Conduct of Business.

5.3.1           During the period from the date of this Agreement through the Closing, except to the extent specifically authorized by the terms of this Agreement, the Company will, and the Member will cause the Company to, conduct the Business only in the Ordinary Course (including managing its working capital in accordance with its past practice and custom) and, without limiting the generality or effect of the foregoing, use its best efforts to: (a) preserve intact the Business, (b) keep available the services of the Business Employees, (c) pay its Indebtedness and trade and other Accounts Payable punctually when, in the Ordinary Course, and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all Material Contracts, (d) maintain its relationships and goodwill with suppliers, franchisees, distributors, manufacturers, customers, landlords, employees, agents and others having business relationships with the Business, and (e) take any action that is required so that all representations or warranties of the Company and the Member are true and correct in all material respects (except for those qualified by materiality, which should be true in all respects) as of the Closing.  The Company will, and the Member will cause the Company to, confer with the Purchaser concerning operational matters related to the Business of a material nature and report periodically to the Purchaser concerning the operations and finances of the Business.

5.3.2          Without limiting the generality or effect of Section 5.3.1, prior to the Closing, the Company will not, except (i) as set forth in Schedule 5.3.2, (ii) as required by applicable Law, or (iii) as otherwise contemplated by this Agreement, without the prior written consent of the Purchaser, take any action or suffer any event described in Section 3.9.

5.4                Exclusive Dealing.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and the Member will not, nor shall the Member permit the Company or any director, officer, manager, employee or other representative of the Company (including advisors, agents, attorneys or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser (and its Affiliates and Representatives), concerning any purchase of any interests or any merger, asset sale, contribution, recapitalization, investment in, or similar transaction involving the Company.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and the Member will cause the Company to, promptly (and in any event within two Business Days thereof) disclose to the Purchaser the existence or occurrence of any proposal or contract that it, he or she or any of their representatives described above may receive or become aware of in respect of any such transaction and the identity of the Person from whom such a proposal or Contract is received.

5.5                 Review of the Company.  Prior to the Closing, the Company will, and the Member will cause the Company to, permit the Purchaser and the Purchaser’s current or prospective lenders, directly or through their respective Affiliates or Representatives, to review the properties, assets, books, and records of the Company and their financial and legal conditions to the extent the Purchaser or the Purchaser’s current or prospective lenders deems it necessary or advisable to familiarize itself with such properties and other matters.  The Company will, and the Member will cause the Company to, permit the Purchaser and the Purchaser’s current or prospective lenders and their Representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records of the Company relating to, used in or necessary for the Business and to cause the officers or managers of the Company to furnish the foregoing with such financial and operating data and other information with respect to the Business as the foregoing may from time to time reasonably request.  The Company will, and the Member will cause the Company to, deliver or cause to be delivered to the Purchaser and the Purchaser’s current or prospective lenders such additional instruments, documents, and certificates as they may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached to this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement.

5.6                 Reasonable Efforts.

5.6.1          The Company will, and the Member will cause the Company to, and the Purchaser will, cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable efforts to obtain, prior to the Closing, all Licenses and consents of parties to Contracts with the Company, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement.  Notwithstanding any other provision of this Agreement, in no event will any Party or any of its Affiliates be required to (a) enter into or offer to enter into any divestiture, hold‑separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement, or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any section of Article VII that is necessary or advisable for the Member or the Company to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

5.6.2          Without limiting the generality of Section 5.6.1, the Company will provide, and the Member will cause the Company and the Representatives and advisors of the Member and the Company to provide to the Purchaser, all cooperation reasonably requested by the Purchaser in connection with the arrangement of, and closing on, the financing contemplated by Section 7.1.11, which cooperation shall include, all at the sole cost and expense of the Purchaser:  (a) assisting with the syndication of the financing by having senior management, Representatives and advisors of the Company participate in a reasonable number of meetings and other direct contact with the lenders; (b) assisting in the preparation of a reasonable and customary Confidential Information Memorandum for the financing and other customary marketing materials to be used in connection with the syndication of the financing; and (c) providing such customary information regarding the Company as may be reasonably requested by the lenders in connection with the structuring, arrangement and syndication of the financing.

5.7                 Employees of the Business.

5.7.1          The Purchaser shall make offers of employment to all of the Business Employees on terms to be determined by the Purchaser in its sole discretion (such employees who accept the terms and conditions of such offer and who are employed by the Purchaser are hereinafter referred to as “Hired Employees”).  The Company agrees to terminate or transfer or cause to be terminated or transferred the employment of such Hired Employees effective at the time of the Closing.  The Purchaser shall at its discretion establish the initial terms and conditions of employment for all Hired Employees.  The Company shall be solely responsible, and the Purchaser shall have no obligations whatsoever, for any employee of the Business or the Company that is not a Hired Employee and all claims related thereto.

5.7.2          The Company shall be solely responsible, and the Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business (including Hired Employees), including, without limitation, wages, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Company at any time on or prior to the Closing Date and the Company shall pay all such amounts to all Hired Employees on or prior to the Closing Date and to all other entitled persons as and when due.

5.7.3          The Company shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business (including Hired Employees) or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Company also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.  The Company shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

5.7.4          The active participation by all Hired Employees in Plans shall cease as of the Closing Date.  The Purchaser will not assume or continue, and will have no responsibility or Liability to any Hired Employee, any Business Employee or any other Person under or with respect to, any Plans.

5.7.5          The Company shall continue to make or shall cause to be made all required contributions to any Plan on behalf of the Business Employees through and including the Closing Date.

5.7.6          The provisions of Section 5.7 are for the benefit of the Purchaser and the Company only, and no employee of the Company or any other Person shall have any rights hereunder.  Nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any Plan, or shall cause the employment status of any employee to be other than terminable at will.

5.7.7          The Company will be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA (“COBRA”) available to any Hired Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), before or as of the Closing Date.  The Purchaser will be responsible for making continuation coverage under COBRA available to any Hired Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Closing Date.  The Purchaser will not pay for, fund or subsidize the purchase of COBRA continuation coverage by or on behalf of any employee of the Company or the Business who is not a Hired Employee, spouse or dependent.

5.7.8          The Company shall pay all Liabilities arising out of the Company’s termination of any of the Company’s employees, including (i) administration and payment of severance benefits, and if provided, out placement assistance, (ii) accrued salary, vacation and benefits, whether or not payable under an employment contract or agreement, (iii) providing COBRA benefits under applicable law, and (iv) any other related obligations.

5.8                 Consents; Procedures for Assets Not Transferable.  After the Closing, the Company will use its reasonable best efforts to obtain or cause to be obtained any consents required to be obtained by the Company in connection with the transactions contemplated by this Agreement that have not been obtained prior to or at the Closing.  If there are any consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, with respect to any Contracts or Licenses which comprise a portion of the Acquired Assets or any other property or right included in the Assumed Liabilities or the Acquired Assets as to which such consents were not obtained (or otherwise are not in full force and effect) (collectively, the “Restricted Assets”), the Purchaser may waive the closing condition set forth in Section 7.1 as to any such consent and either: (a) elect to have the Company continue their efforts to obtain such consents (the “Continuing Consents”); or (b) elect to have the Company retain the Restricted Assets and all Liabilities arising therefrom or related thereto. Notwithstanding anything to the contrary in this Agreement, neither this Agreement, the Bill of Sale, the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated hereby shall constitute a sale, conveyance, assignment, transfer or delivery or an attempted sale, conveyance, assignment, transfer or delivery of the Restricted Assets.  Following the Closing, the Parties shall cooperate with each other to obtain the Continuing Consents as quickly as practicable. Pending the obtaining of such Continuing Consents, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of the Restricted Assets related to such Continuing Consents for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Purchaser of any and all rights of the Company against a third party thereunder). Once a Continuing Consent is obtained, the Company shall promptly convey, assign, transfer and deliver the Restricted Asset related to such Continuing Consent to the Purchaser, and the Purchaser shall assume the obligations under such Restricted Asset assigned to the Purchaser from and after the date of assignment to the Purchaser.

5.9                Accounts Receivable.  In the event that the Company receives any payments in respect of any Accounts Receivable included in the Acquired Assets and that are payable to, or endorsed in favor of the Company following the Closing, the Company shall immediately forward such payments to the Purchaser, and, in any event, no less frequently than on a monthly basis.

5.10              [Intentionally Omitted].

5.11              Litigation Cooperation.  If any Party to this Agreement or any of their respective Affiliates shall become engaged or participate in any other legal proceeding relating in any way to the Business, including, without limitation, the Acquired Assets, or the Assumed Liabilities, the other Parties shall cooperate with such Party in connection therewith, including, without limitation, making available to such Parties, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such Party or its Affiliates who are reasonably expected by the Party engaged in such legal proceeding to be helpful with respect to such legal proceeding and who may, from time to time, be requested to make themselves available to provide depositions, testimony and other discovery in connection with any such legal proceeding or to provide other information in connection with the defense of such matters.

5.12              Restrictive Covenants.  In consideration of the transactions contemplated by this Agreement, and in order to protect and preserve the legitimate business interests of the Purchaser and the goodwill to be developed by the Purchaser in the Business and the Acquired Assets after the Closing, the Company and the Member shall enter into the Restrictive Covenants Agreements substantially in the form of Exhibit A hereto and comply with the terms and conditions thereto.  From and after Closing, TR Plastics shall change its entity name and shall cease all use of the mark “TR Plastics”.

5.13             Distributions.  During the two (2) year period following the Closing, the Company shall not distribute or otherwise pay to its members or their Affiliates and the Member shall not accept, an aggregate of more than $1,000,000 per year in cash or other assets.

VI.  TAX MATTERS

6.1               Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, and other Taxes, including any fees and/or any penalties and interest imposed thereon, which are incurred in connection with the sale, transfer or assignment of the Acquired Assets or pursuant to this Agreement or the transactions contemplated by this Agreement will be borne and timely paid by the Company (or the Member, as applicable).

6.2                Tax Cooperation; Allocation of Taxes.

6.2.1            The Purchaser and the Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  The Purchaser and the Company agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 6.2.1, including all Tax Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the applicable statute of limitations (including extensions) for the taxable years to which such Tax Returns and other documents relate and, unless the relevant portions of such Tax Returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement or such longer period as may be required hereof.  Any information obtained under this Section 6.2.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax-related proceeding.  Each Party agrees to afford the other reasonable access to such records during normal business hours.

6.2.2          All Taxes levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) will be apportioned between the Company and the Purchaser as of the Closing Date based on the number of days of such taxable period on or prior to the Closing Date and the number of days of such taxable period after the Closing Date (it being understood (i) that the Company is responsible for the portion of each such Apportioned Obligation attributable to the number of days on or before the Closing Date in the relevant assessment period (the “Company’s Pro-Rata Share”), (ii) that the Purchaser is responsible for the portion of each such Apportioned Obligation attributable to the number of days after the Closing Date in the relevant assessment period, and (iii) that each Party shall be entitled to reimbursement for the payment of any part of the other Party’s portion of any Apportioned Obligation).

6.2.3          Within ninety (90) days after the Closing, the Company and the Purchaser will present a statement to the other setting forth the amount of reimbursement to which each is entitled under Section 6.2.2, together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed.  Such amount will be paid by the Party owing it to the other within ten (10) days after delivery of such statement.  Thereafter, the Company will notify the Purchaser upon receipt of any bill for real or personal property Taxes relating to the Acquired Assets, part or all of which are attributable to the period after the Closing Date, and shall promptly deliver such bill to the Purchaser who will pay the same to the appropriate Governmental Authority; provided that if such bill covers any Apportioned Obligation, the Company shall remit, prior to the due date of assessment, to the Purchaser any previously unpaid portion of the Company’s Pro-Rata Share.  If the Company or the Purchaser thereafter makes a payment for which it is entitled to reimbursement (but has not yet received full reimbursement) under this Section 6.2.3, the other Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of unpaid reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

VII.  CONDITIONS TO CLOSING

7.1                 Conditions to Obligations of the Purchaser at the Closing.  The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions.  Any condition specified in this Section 7.1 may be waived if consented to by the Purchaser; provided, however, that no such waiver shall be effective against the Purchaser unless it is set forth in writing signed by the Purchaser.

7.1.1           Representations, Warranties and Covenants of the Company and the Member.  (a) Each of the representations and warranties of the Company and the Member made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Company or the Member is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (b) the Member and the Company shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Member or the Company on or before the Closing Date; and (c) the Member and the Company shall have delivered to the Purchaser a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Sections 7.1.1 (Representations, Warranties and Covenants of the Company and the Member), 7.1.3 (No Injunction, Etc.), 7.1.4 (No Proceedings), 7.1.5 (Required Filings), 7.1.7 (Third Party Consents; Governmental Approvals), 7.1.8 (No Material Adverse Change), 7.1.12 (Release of Liens) and such other evidence of compliance with their obligations as the Purchaser may reasonably request.

7.1.2           Officer’s Certificate.  The Company shall have delivered to the Purchaser a certificate from an officer of the Company, dated as of the Closing Date, certifying that (i) the Organizational Documents of the Company attached to the certificate are true and complete; (ii) such Organizational Documents have been in full force and effect in the form attached thereto from and after the date of the adoption of the resolutions referred to in clause (iii) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, if any; and (iii) the resolutions adopted by the Member and the board of directors of the Company (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement, to be in a form satisfactory to the Purchaser in its reasonable discretion, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

7.1.3           No Injunction, Etc.  No provision of any applicable Law nor any Order or proceeding shall be in effect that shall prohibit or restrict the consummation of the Closing, or that shall impact adversely the operations of the Business.

7.1.4           No Proceedings.  No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Authority and be pending.

7.1.5           Required Filings.  All actions by or in respect of, or filings by, the Company or the Member with any Person required to permit the consummation of the Closing shall have been taken or made.

7.1.6           Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by the Company, the Member and any other parties that are, as contemplated by this Agreement, to become a party thereto.

7.1.7           Third Party Consents; Governmental Approvals.  All consents, approvals, or waivers, if any, disclosed on any Schedule attached to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received.  All of the consents, approvals, authorizations, exemptions, and waivers from Governmental Authorities that shall be required in order to enable the Purchaser to consummate the transactions contemplated by this Agreement shall have been obtained.

7.1.8           No Material Adverse Change.  The Business shall have been conducted in the Ordinary Course and no change, event, occurrence, or circumstance shall have occurred or arisen since the date of this Agreement that, individually or when considered together with all other matters, has had or would reasonably be expected to have, a Material Adverse Effect.

7.1.9           Good Standing Certificates.  The Company shall have delivered to the Purchaser a certificate of good standing for the Company from the Secretary of State of the State of Ohio, as of a date within ten (10) Business Days of the Closing Date.

7.1.10        Working Capital.  The Company Representative and the Purchaser shall have agreed on the list of specific Accounts Receivable, Inventory and Accounts Payable to be acquired by the Purchaser.

7.1.11        Acquisition Debt Financing.  On terms that are acceptable to it, the Purchaser shall have obtained third party debt financing in order to provide sufficient funds to consummate the transactions contemplated by this Agreement (and to pay any related transaction costs), and to provide the Company with working capital in an amount satisfactory to the Purchaser.

7.1.12        Release of Liens.  Except for Permitted Liens, all Liens on or against any Acquired Assets shall have been released, and the Company shall have provided the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such release.

7.1.13        Due Diligence.  The Purchaser shall have been satisfied with the results of its legal, accounting and financial due diligence investigations of the Company, the Business and the Acquired Assets.

7.1.14        [Intentionally Omitted].

7.1.15        Other Deliveries.  The Company and the Member shall have delivered such other usual and customary documents, instruments, and certificates as the Purchaser may reasonably request.

7.2                Conditions to Obligations of the Company and the Member.  The obligations of the Company and the Member to consummate the Closing are subject to the satisfaction of the following conditions.  Any condition specified in this Section 7.2 may be waived if consented to by the Company’s Representative; provided, however, that no such waiver shall be effective against the Company or the Member unless such waiver is set forth in writing signed by the Company’s Representative.

7.2.1             Representations, Warranties, and Covenants of the Purchaser.  (a) Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Purchaser is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); and (b) the Purchaser shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Purchaser on or before the Closing Date in all material respects.

7.2.2             No Injunction, Etc.  No provision of any applicable Law nor Order shall be in effect with respect to the Purchaser that shall prohibit the consummation of the Closing.

7.2.3            Ancillary Agreements.  Each of the Ancillary Agreements to which the Purchaser is a party shall have been executed and delivered by the Purchaser or its designee and any other parties (other than the Company) that are, as contemplated by this Agreement, to become a party thereto.

7.2.4             Required Filings.  The actions to be taken or filings to be made by the Purchaser that are set forth on Schedule 7.2.4 shall have been taken or made to permit the consummation of the Closing.

7.2.5           Third Party Consents; Governmental Approvals.  The consents, approvals, authorizations, exemptions, and waivers required in connection with the consummation of the transactions contemplated by this Agreement that are set forth on Schedule 7.2.5 shall have been received from Governmental Authorities and any third party.

VIII.  SURVIVAL; INDEMNIFICATION

8.1                Survival.  The representations and warranties of the Parties contained in this Agreement, the Ancillary Agreements or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith will survive the Closing for two (2) years thereafter; provided, however, that (a) the representations and warranties contained in Section 3.1 (Existence and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (Non-Contravention; Consents; Restrictive Documents), Section 3.4 (Capitalization), Section 3.7 (Interested Transactions), Section 3.19 (Interests in Counterparties and Others), Section 3.26 (Absence of Certain Business Practices) and Section 3.28 (Finders’ Fees), Article IV (Purchaser Representations) shall survive the Closing indefinitely, (b) the representations and warranties contained in Section 3.8 (Tax Matters), Section 3.17 (Environmental Matters), and Section 3.18 (Plans and Material Documents), (collectively, all the representations and warranties listed in the foregoing clauses (a) and (b), the “Fundamental Reps”) shall survive the Closing until sixty (60) days past the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party or the pendency of any litigation or dispute resolution process), and (c) the representations and warranties and certifications contained in the certificates delivered pursuant to Article VII shall survive for the same duration that the representations and warranties to which they are applicable survive.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time.  Subject to the foregoing and any applicable statutes of limitations, all covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely in accordance with their terms.

8.2                 Indemnification by the Company.

8.2.1           Subject to the terms and conditions of this Article VIII, the Company shall indemnify, defend, and hold harmless the Purchaser and its equity owners, directors, managers, members, officers, employees, current or prospective lenders and Affiliates (the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting from:

(a)                any failure (or any claim by any third party which, if true, would constitute a failure) of any representation or warranty made by the Company or the Member in this Agreement, any Ancillary Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or similar terms, a misrepresentation or breach of such representation or warranty shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included there in);

(b)                any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made or to be performed by the Company or the Member pursuant to this Agreement or any Ancillary Agreement or from any misrepresentation or omission from any certificate delivered pursuant to this Agreement (provided, that for any covenant or agreement that is limited by materiality, Material Adverse Effect or similar terms, a default under such covenant or agreement shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included therein);

(c)                except as expressly assumed under the terms of this Agreement, any liability arising out of the ownership or operation of the Acquired Assets or the Business prior to the Closing Date other than the Assumed Liabilities;

(d)                any liability arising out of or due to the failure to comply with bulk sales laws;

(e)               any failure by the Company to comply with or have complied with any Environmental Laws, or any contamination either resulting from Company’s ownership of the Acquired Assets or operation of Business, or being present at, threatening or emanating from any property which the Company has owned, leased or operated and attributable in any way to actions occurring or conditions existing prior to the Closing Date;

(f)                 any claim against the Purchaser for continuation of coverage benefits under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, brought by any person who was an employee of the Company at any time prior to the Closing Date and not an employee of the Purchaser after said date, or any qualified beneficiary of such a person; or

(g)               any Liability for Taxes imposed on the Company, the Member or their respective Affiliates (and losses, claims and expenses related thereto), including Taxes described in Section 3.8 and Taxes imposed on the Company, the Member or their respective Affiliates as a result of the consummation of the transactions contemplated hereby, subject only to the provisions of Article VIII hereof.

8.2.2          Time Limitations.  The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.2.1(a) unless on or before the relevant survival date specified in Section 8.1 (the “Survival Date”), Purchaser notifies the Company’s Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser.  Any indemnification claim by a Purchaser Indemnified Party pursuant to Sections 8.2.1(b) – (g) shall be required to be made by delivering notice to Company’s Representative no later than the expiration of the applicable statute of limitations.

8.2.3           Limitations on Indemnification of the Purchaser Indemnified Parties.

(a)               The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.2.1(a) until the total amount of such Damages incurred by the Purchaser Indemnified Parties under Section 8.2.1(a), in the aggregate, exceeds One Hundred Thirty-Five Thousand Dollars ($135,000) (the “Deductible”), in which case the Purchaser Indemnified Parties will be entitled to recover the aggregate amount of all Damages regardless of the Deductible; provided, however, the Deductible shall not apply to a breach of the Fundamental Reps or any covenants or in the case of fraud or intentional misrepresentation.

(b)              The maximum amount to which the Purchaser Indemnified Parties shall be entitled to indemnification for Damages pursuant to Section 8.2.1(a) shall not exceed Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000) (the “Cap”); provided, however, the foregoing Cap shall not apply to a breach of the Fundamental Reps or any covenants or in the case of fraud or intentional misrepresentation.

8.2.4             Setoff.  At its sole election, to the extent it is entitled to any amounts in respect of indemnification claims pursuant to this Article VIII, the Purchaser may reduce any amounts payable to the Company or the Member pursuant to this Agreement, including any Cabinet Payment earned and payable to the Company pursuant to this Agreement, or any other amounts payable pursuant to any other agreement.

8.3                 Indemnification by the Purchaser.

8.3.1           Subject to the terms and conditions of this Article VIII, the Purchaser will indemnify, defend, and hold harmless the Company and the Member, their Affiliates and their respective officers, directors, managers, members, partners, representatives and agents (collectively, the “Company Indemnified Parties”) against any and all Damages actually incurred or suffered by the Company Indemnified Parties to the extent resulting from: (a) any failure (or claim by any third party which, if true, would constitute a failure) of any representation or warranty made by the Purchaser in this Agreement, any Ancillary Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or similar terms, a misrepresentation or breach of such representation or warranty shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included therein); (b) any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement or any Ancillary Agreement or from any misrepresentation or omission from any certificate delivered pursuant to this Agreement (provided, that for any covenant or agreement that is limited by materiality, Material Adverse Effect or similar terms, a default under such covenant or agreement shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included therein); (c) any Assumed Liabilities; or (d) the operation of the Business, the Acquired Assets or any claim for services rendered by the Purchaser or any Affiliates of the Purchaser from and after the Closing Date other than to the extent arising out of or in connection with any matter with respect to which a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 8.2.1.

8.3.2           The Company Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.3.1(a) unless on or before the Survival Date, the Company notifies the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company.

8.3.3          The Company Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.3.1(a) until the total amount of such Damages incurred by the Company Indemnified Parties under Section 8.3.1(a), in the aggregate, exceeds the Deductible, in which case the Company Indemnified Parties will be entitled to recover the aggregate amount of all Damages regardless of the Deductible; provided, however, the Deductible shall not apply to a breach of the Fundamental Reps or any covenants or in the case of fraud or intentional misrepresentation.

8.3.4          The maximum amount to which the Company Indemnified Parties shall be entitled to indemnification for Damages pursuant to Section 8.3.1(a) shall not exceed the Cap; provided, however, the Cap shall not apply to a breach of the Fundamental Reps or any covenants or in the case of fraud or intentional misrepresentation.

8.4                 Indemnification Procedures.

8.4.1            Except as provided in Article VI with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Section 8.2 or 8.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten (10) day period).  Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 8.4.1) to assume the defense of thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

(a)           The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within ten (10) days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

(b)          The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnifying Party shall pay (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense and (ii) the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(c)          The Indemnifying Party shall not be entitled to assume control of the defense of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party, or (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes (upon having received advice from reputable counsel) that the Indemnifying Party has failed to take such steps.

(d)           Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to loss, Liability, or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

8.4.2           Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnified Party becomes aware of such Direct Claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such five (5) Business Day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

8.4.3          A failure to give timely notice or to include any specified information in any notice as provided in Section 8.4.1 or 8.4.2 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

8.5                Miscellaneous Indemnification Provisions.

8.5.1            Parties’ Knowledge.  The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time prior to Closing, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements.

8.5.2           Transaction Consideration Adjustment.  The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

IX.  MISCELLANEOUS.

9.1                Termination.

9.1.1          This Agreement may be terminated at any time prior to the Closing:

(a)                by the written consent of the Purchaser and the Company;

(b)               by the Purchaser, if there has been a breach by the Company or the Member of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing, and such breach has not been waived by the Purchaser or, in the case of a covenant breach, cannot be or has not been cured by the Company or the Member within the earlier of (i) ten (10) Business Days after written notice thereof from the Purchaser or (ii) the Closing Date;

(c)                by the Company, if there has been a breach by the Purchaser of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligation of the Company at the Closing, and such breach has not been waived by the Company or, in the case of a covenant breach, cannot be or has not been cured by the Purchaser within the earlier of (i) ten (10) Business Days after written notice thereof by the Company or (ii) the Closing Date; or

(d)                the Purchaser or the Company if the transactions contemplated hereby have not been consummated by April 2, 2015, provided the party desiring to terminate has not breached this Agreement and prevented the Closing from occurring.

9.1.2            If this Agreement is terminated pursuant to Section 9.1.1, all further obligations of the Parties under this Agreement (other than pursuant to Section 9.4, which will continue in full force and effect) will terminate without further liability or obligation of any Party to the other Parties hereunder; provided, however, that (a) the Purchaser will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Purchaser to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Purchaser of any matter set forth in this Agreement and (b) the Company and the Member will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Company or the Member to have performed its or his material obligations under this Agreement or (ii) any material misrepresentation made by the Company or the Member of any matter set forth in this Agreement.  Nothing in this Section 9.1.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

9.2                 Notices.  Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party (a) at its address set forth in Annex II attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice or (b) if such Party is the Company or the Member, at the address of the Company’s Representative set forth in Annex II or at an address specified in a written notice to the Purchaser.  Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case.

9.3                Amendments and Waivers.

9.3.1          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Company’s Representative (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective (including, in the case of the Company or a Member, the Company’s Representative).

9.3.2           No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  The rights and remedies provided will be cumulative and not exclusive of any rights or remedies provided for in this Agreement by Law.

9.4                Expenses.  Each Party hereto will bear its own fees and expenses incurred incident to this Agreement and the Ancillary Agreements and in preparing to consummate and consummating the transactions contemplated by this Agreement.  In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance, or subject matter, the Party who prevails will be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court.

9.5                Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; and, provided, further, that (a) the Purchaser may assign any of its rights under this Agreement to any Affiliate; and (b) the Purchaser and its Affiliates may assign their rights under this Agreement to any of its financing sources as collateral security.

9.6                 Company’s Representative.

9.6.1           Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Member or the Company will be taken by a representative of the Member and the Company (the “Company’s Representative”) on behalf thereof.  The initial Company’s Representative will be Terry Reinhart.  Upon its resignation, the holders of a majority of the voting power of the Membership Interests at the time of Closing may designate a successor Company’s Representative.  Any Company’s Representative so designated must be reasonably acceptable to the Purchaser.

9.6.2           Any change in the Company’s Representative will become effective upon notice in accordance with Section 9.2.  The Company and the Member will indemnify and hold the Purchaser Indemnified Parties and their representatives harmless from any claim of the Company or the Member arising out of any act or omission by the Company’s Representative in connection with the transactions contemplated by this Agreement.

9.6.3           Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Member will be taken by the Company’s Representative on behalf thereof. The Company and the Member hereby irrevocably appoint the Company’s Representative, the agent and attorney-in-fact of each of the Company and each Member for the purposes of acting in the name and stead of the Company and the Member in: (a) receiving, holding and distributing the Transaction Consideration and paying any associated costs and expenses of the transactions hereunder required to be paid by the Company and the Member; (b) giving and receiving all notices permitted or required by this Agreement and acting on the Company’s and Member’s behalf hereunder for all purposes specified herein; (c) agreeing with the Purchaser as to any amendments to this Agreement which the Company’s Representative may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (d) employing legal counsel; (e) paying any legal and any other fees and expenses incurred by the Company’s Representative in consummating the transactions contemplated by this Agreement; (f) defending or settling claims arising under this Agreement or any Ancillary Agreement; and (g) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Company’s Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if the Company or the Member were personally present and acting, including with respect to the Cabinet Payment.  This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Company or the Member or by operation of Law, whether by the termination of the Company’s Representative or by the occurrence of any other event.  If the Member should die or become incompetent or incapacitated, all actions taken by the Company’s Representative pursuant to this Agreement shall be as valid as if such death, incompetence, or incapacity or other event had not occurred, regardless of whether the Purchaser or the Company’s Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event.  The Company’s Representative will be promptly reimbursed by the Company or the Member for all reasonable expenses, disbursements and advances incurred by the Company’s Representative in such capacity upon demand.

9.7                Third Party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

9.8                Governing Law; Consent to Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the Law of the State of Ohio without regard to the conflict of Laws rules of such state.  Each of the Parties hereby irrevocably consents and agrees that it shall bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or any Ancillary Agreement or the subject matter hereof or thereof in the United States District Court for the Northern District of Ohio, Western Division (or if jurisdiction is not available in such court, then in a state court of the State of Ohio), unless such party, based on the good faith advice of its counsel, determines that any such court may not exercise or have jurisdiction over the other Party or such matter or that a judgment rendered by such court may not be enforceable in the jurisdiction of the organization of the other Party or a jurisdiction in which such other Party’s office(s) or assets are located.  Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the jurisdiction of the United States District Court for the Northern District of Ohio, Western Division (or if jurisdiction is not available in such court, then in a state court of the State of Ohio), in personam, generally and unconditionally, with respect to any such action, suit or proceeding.  Each of the Parties hereby irrevocably consents to the service of process in any such action, suit or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such party at the address specified in Section 9.2 for notices to such Party.  In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law.  Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court for the Northern District of Ohio, Western Division (or if jurisdiction is not available in such court, then in a state court of the State of Ohio) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

9.9                WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.10              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement.  The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

9.11             Headings.  The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

9.12             Entire Agreement.  This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, and is a complete and final integration thereof.  This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, including the letter of intent dated December 1, 2014.

9.13              Confidentiality.  In consideration of the benefits of this Agreement to the Company and the Purchaser and in order to induce the Parties to enter into this Agreement, the Company and the Purchaser hereby covenant and agree that from the date of this Agreement, through and after the Closing, the Parties shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person (i) in the case of the Company or the Member, any confidential or proprietary information regarding the Business and (ii) in the case of the Purchaser, prior to the Closing any confidential or proprietary information of the Company, and after the Closing any confidential or proprietary information regarding the Company that is not directly or indirectly related to the Business.  The obligation of the Parties under this Section 9.13 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 9.13; or (b) is required to be disclosed by Law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the Parties’ Representatives shall notify the other Party as early as reasonably practicable prior to disclosure to allow the other Party to take appropriate measures to preserve the confidentiality of such information.  Notwithstanding the forgoing, each Party and their respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such Party or such Person relating to such Tax treatment and Tax structure.  The authorization to disclose set forth in this section does not apply to the extent non-disclosure is necessary to comply with securities Laws, and does not extend to disclosure of any other information, including: (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the Tax treatment or Tax structure of the transactions contemplated herein.

9.14             Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

9.15             Press Release and Announcements.  Unless required by Law (in which case the Company or the Member, as applicable, agrees to consult with the Purchaser prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released by the Company or the Member or any of their Representatives without the consent of the Purchaser.

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The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:		COMPANY:

Continental Commercial Products, LLC		Centrex Plastics, LLC

By:		By:
Name:	David J. Feldman	Name:	Terrence L. Reinhart
Its:	Chief Executive Officer	Its:	Managing Member

MEMBER:	T.R. Plastics, LLC

By:
Terrence L. Reinhart	Name:	Terrence L. Reinhart
	Its:	Managing Member

Annex I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Referee”:  as set forth in Section 2.10.2.

“Accounts Payable”:  all accounts payable arising out of the Business.

“Accounts Receivable”: all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the Business set forth on Schedule 2.1(h).

“Acquired Assets”: as set forth in Section 2.1.

“Affiliate”:  with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparent, such Person’s spouse, the grandparent of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement”:  as set forth in the introductory paragraph.

“Ancillary Agreements”: shall mean the Restrictive Covenants Agreements, Bill of Sale, the Assignment and Assumption Agreement, Escrow Agreement, IP Assignment Agreement, Real Property Lease, Transition Services Agreement, and Right of First Refusal Agreement, and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Apportioned Obligations”: as set forth in Section 6.2.2.

“Assignment and Assumption Agreement”: an assignment of all of the Acquired Assets that are intangible personal property substantially in the form as set forth in Exhibit C, which assignment shall also contain the Purchaser’s undertaking and assumption of the Assumed Liabilities, duly executed by the Company and the Purchaser.

“Assumed Contracts”: as set forth in Section 2.1(b).

“Assumed Liabilities”: as set forth in Section 2.3.

“Baseline Sales: means $13.2 million.

“Bill of Sale”: a bill of sale substantially in the form as set forth in Exhibit D for all of the Acquired Assets that are tangible personal property, duly executed by the Company, and such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in the Purchaser good and valid title to the Acquired Assets free and clear of all Liens, except for Permitted Liens;

“Business”:  means any plastics shelving or cabinets business of the Company or its Affiliates as currently conducted, manufactured or sold by the Company.

“Business Day”:  any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Business Employees”:  as set forth in Section 3.20.2.

“Cabinet Line Sales” means, for any period, an amount equal to the net sales of the plastic cabinet products (excluding shelving products) manufactured or sold by the Company as of the date hereof, with net sales to be determined in accordance with GAAP.

“Cabinet Payment”: as set forth in Section 2.10.

“Capital Lease Obligations”:  with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“CERCLA”:  the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing”:  as set forth in Section 2.5.

“Closing Date”:  as set forth in Section 2.5.

 “Closing Payments”:  as set forth in Section 2.7.

“COBRA”: as set forth in Section 5.7.7.

“Code”:  the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company”:  as set forth in the introductory paragraph.

“Company Indemnified Parties”:  as set forth in Section 8.3.1.

“Company Licensed Intellectual Property”:  as set forth in Section 3.16.1.

“Company Owned Intellectual Property”:  as set forth in Section 3.16.1.

“Company’s Pro-Rata Share”: as set forth in Section 6.2.2.

“Company Real Property”:  any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company.

“Company’s Representative”:  as set forth in Section 9.6.1.

“Constituent of Concern”:  any substance, material or waste (regardless of physical form or concentration) that is (a) hazardous toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things or the environment, or (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, including hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, mold spores, or similar substance.

“Continuing Consent”: as set forth in Section 5.8.

“Contracts”:  contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral, other than the Plans.

“Damages”:  any and all debts, losses (including diminution in value), claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) actually incurred in connection with any of the foregoing and including the reasonable cost of the investigation, preparation or defense of any action in connection therewith, and the assertion of any claims under this Agreement, and the cost of any Tax, interest, penalty or addition to Tax.

“Deductible”:  as set forth in Section 8.2.3(a).

“Direct Claim”:  as set forth in Section 8.4.2.

“Disclosure Schedule”: as set forth in Section 2.13.

“Environmental Claim”: any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; losses; punitive damage, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of potential responsibility for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Lien; personal injury or death of any Person; or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover losses related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands; (d) exposure of Persons or property to any Constituent of Concern and the effects thereof; (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Constituent of Concern; (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Constituent of Concern; (g) destruction of property caused directly or indirectly by any Constituent of Concern or the release or threatened release of any Constituent of Concern to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Constituent of Concern; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law.  The term “Environmental Claim” also includes any losses incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition”: a condition with respect to the environment or natural resources that has resulted or could result in losses to the Company under applicable Environmental Laws.

“Environmental Law”: all applicable Laws, Environmental Licenses, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) all requirements pertaining to the protection of the health and safety of employees or the other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder.  The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or losses due to, or threatened as a result of, the presence of, effects of, or exposure to any Constituent of Concern.

“Environmental Licenses”: all Licenses relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account”:  the separate account maintained by the Escrow Agent to hold the Escrow Amount pursuant to the terms of the Escrow Agreement.

“Escrow Agent”:  First Federal Bank of the Midwest.

“Escrow Amount”:  $1,000,000.

“Escrow Agreement”:  the Escrow Agreement, to be dated as of the Closing Date, substantially in the form of Exhibit E attached hereto.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets”: as set forth in Section 2.2.

“Final Statement” shall have the meaning set forth in Section 2.10.5.

“Financial Statements”: (i) the audited balance sheets of the Company as of December 31, 2012 and December 31, 2013, together with the related statements of income and cash flow for the 12-month periods then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2014, together with the related unaudited statements of income and cash flow for the 12-month period then ended, and (iii) the statements of income of the Business for the 12-month periods ended December 31, 2013 and December 31, 2014, all of which are attached as Schedule 3.5.1.

“Fundamental Reps: as set forth in Section 8.1.

“GAAP”:  generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authority”:  any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Guarantee”:  of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Hired Employees”: as set forth in Section 5.7.1.

“Indebtedness”:  with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (j) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (l) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (m) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee and (n) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course).  The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Party”:  as set forth in Section 8.4.1.

“Indemnifying Party”:  as set forth in Section 8.4.1.

v

“Intellectual Property Right”:  with respect to any Person, all trademarks, trademark rights, service marks, service mark rights, tradenames, tradename rights, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by such Person or used or held for use by such Person in connection with its respective business.

“Inventories”: all finished goods, all work-in-process, intermediaries and all raw materials or ingredients used or held for use by the Business.

“IP Assignment Agreement”: assignment agreement substantially in the form set forth as Exhibit F assigning all of the Acquired Assets that are Intellectual Property Rights to the Purchaser.

“Knowledge Persons” shall mean Terry Reinhart and Nick Reinhart, and all officers and directors of the Company.

“Law”:  any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any License granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority, in each case as in effect as of the Closing Date.

“Leased Real Property”:  as set forth in Section 3.13.1.

“Liabilities”: as set forth in Section 3.6.

“License” shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Lien”:  with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Material Adverse Effect”:  any change or effect that is or would reasonably be expected to be materially adverse to (a) the assets, liabilities, condition (financial and other), results of operations or prospects of the Business, taken as a whole, or (b) the ability of the Company or the Member to timely perform their respective obligations under this Agreement or the Ancillary Agreements; but excluding (x) changes in general economic, regulatory, financial or political conditions, (y) changes affecting the industry of the Business generally or (z) changes in Law.

“Material Contract”:  as set forth in Section 3.10.2.

“Member”:  as set forth in the introductory paragraph.

“Membership Interests”:  as set forth in Section 3.4.1.

“Order”:  any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered by or with a Governmental Authority, in each case whether preliminary or final.

“Ordinary Course”:  with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person, and (b) does not require authorization by the board of directors or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“OSHA”:  the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Organizational Documents” means the certificate of incorporation, certificate of formation, bylaws, operating agreement, or other similar documents of the Parties, as applicable, in each case as amended.

“Owned Real Property”: as set forth in Section 3.13.1.

“Parties”:  as set forth in the introductory paragraph.

 “Permitted Liens”:  (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue and that are fully and properly reserved for in the Balance Sheet; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) Liens encumbering Leased Real Property (other than Liens based on actions or inactions of the Company); and (e) Liens relating to any equipment operating leases.

“Person”:  an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Plans”:  as set forth in Section 3.18.1.

“Purchaser”:  as set forth in the introductory paragraph.

“Purchaser Indemnified Parties”:  as set forth in Section 8.2.1.

“Real Property Lease”: the lease in the form as set forth in Exhibit H, duly executed by the Company and Reingard Enterprises, LLC;

“Representatives”: means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Restricted Assets”: as set forth in Section 5.8.

“Restrictive Covenants Agreements”: restrictive covenants agreements between the Purchaser, on the one hand, and each of the Company and the Member, on the other hand, substantially in the form set forth as Exhibit A.

“Right of First Refusal Agreement”: right of first refusal agreement between the Purchaser, on the one hand, and the Company and the Member, on the other hand, substantially in the form set forth as Exhibit K.

“Selling Expenses”:  all of the fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement, including (a) all brokers’ or finders’ fees, and (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Statement”: as set forth in Section 2.10.2.

“Subsidiary”:  with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”:  as set forth in Section 8.2.2.

“Tax”:  (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by the Company or any of its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority, (b) any liability of the Company or any of its Affiliates for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or of any of its Affiliates for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company or of any of its Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns”:  all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreements”:  all existing Tax sharing agreements or arrangements (whether oral or written) binding the Company or any of its Affiliates.

“Third Party Claim”:  any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

“Transaction Consideration”: as set forth in Section 2.6.

“Transition Services Agreement”: a transition services agreement substantially in the form of Exhibit I executed by the Company and the Purchaser.

Annex II
Notices

To the Purchaser:

Continental Commercial Products, LLC
305 Rock Industrial Park Drive
Bridgeton, MO 63044
Fax:  (314) 770-9938
Attention:  Brian Nichols
Email:  bnichols@contico.com

Katy Industries, Inc.
305 Rock Industrial Park Drive
Bridgeton, MO 63044
Fax:  (314) 770-9938
Attention: James W. Shaffer
Email: jshaffer@katyindustries.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA  30309-3450
Fax:  (404) 682-7990
Attention:  Joseph B. Alexander, Jr., Esq.

To the Company’s Representative:

Terrence L. Reinhart
c/o: Centrex Plastics, LLC
814 West Lima Street
Findlay, OH 45840
Fax: (419) 425-6871
Email: terry@centrexplastics.com

with a copy (which shall not constitute notice) to:

Robert B. Hollister
Oxley, Malone, Hollister, Warren & Spaeth, P.L.L.
301 East Main Cross Street
P.O. Box 1086
Findlay, OH 45839-1086
Fax: (419) 422-6495
Email: rbhollister@yahoo.com

Exhibits

Exhibit A – Form of Restrictive Covenants Agreement

Exhibit B – Reserved

Exhibit C – Form of Assignment and Assumption Agreement

Exhibit D – Form of Bill of Sale

Exhibit E – Escrow Agreement

Exhibit F – Form of IP Assignment Agreement

Exhibit G – Reserved

Exhibit H – Form of Real Property Lease

Exhibit I – Form of Transition Services Agreement

Exhibit J – Reserved

Exhibit K – Form of Right of First Refusal Agreement